EXHIBIT 99.1

PRO FORMA FINANCIAL STATEMENTS SHOWING THE COMBINED RESULTS FOR CANNABIS SCIENCE, INC. AND GGECO UNIVERSITY, INC. FOR THE YEAR ENDED DECEMBER 31, 2011

CANNABIS SCIENCE, INC. (“CSI”)
PRO FORMA CONSOLIDATED BALANCE SHEET
Based on historical data and reflect adjustments for the separate companies for the year ended December 31, 2011 (unaudited).

	CSI	GGECO	ADJUSTMENTS	REF.	PRO FORMA
					CONSOLIDATED
ASSETS	$	$	$		$
Cash	2,197	585	-		2,782
Accounts receivable	-	-	-		-
Prepaid expenses and deposits	3,128	-	-		3,128
	5,325	585	-		5,910

Due from related parties	-	28,337	(28,337)	a	-
Deposits	6,666	-	-		6,666
Property and equipment (net)	967	-	-		967
Intangibles (net)	47,588	-	860,000	f	907,588
Goodwill	-	-	124,686	g	124,686
TOTAL ASSETS	60,546	28,922	956,349		1,045,817

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	476,589	-			476,589
Accrued expenses	1,463,127	25,271	25,000	d	1,513,398
Advances from related parties	156,818	-			156,818
Advances from stockholders	194,413	-			194,413
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	2,290,947	25,271			2,341,218

STOCKHOLDERS' DEFICIT
Preferred stock	1,000	-			1,000
Common stock	305,421	42,100	(42,100)	a,b	305,421
Prepaid consulting	(379,156)	-			(379,156)
Additional paid-in capital	68,379,003	-	935,000	e	69,314,003
Deficit accumulated during development stage	(70,536,669)	(38,449)	38,449	c	(70,536,669)
TOTAL STOCKHOLDERS' DEFICIT	(2,230,401)	3,651			(1,295,401)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	60,546	28,922	956,349		1,045,817

a. to eliminate stockholder loans on acqusition of GGECO.
b. to eliminate GGECO share capital on acquisition.
c. to eliminate GGECO deficit on acquisition.
d. to accrue professional fees for acquisition.
e. to allocate the value of shares issued on acquisition.
f. to record intangibles for GGECO.
g. to record goodwill acquired with GGECO.

PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2011 (audited):

	CSI	GGECO	ADJUSTMENTS	REF.	PRO FORMA
					CONSOLIDATED
	$	$	$		$
REVENUE	73,702	10,145			83,847

OPERATING EXPENSES
Investor relations	86,182	-			86,182
Professional fees	118,749	1,400			120,149
Net loss (gain) on settlement of liabilities	5,129,800	-			5,129,800
Depreciation and amortization	22,362	-			22,362
General and administrative	3,055,065	9,106			3,064,171
Total operating expenses	8,412,158	10,506			8,422,664
NET OPERATING PROFIT (LOSS)	(8,338,456)	(361)			(8,338,817)
Other income	-	-			-
Interest expense	(588)	-			(588)
NET INCOME (LOSS) BEFORE INCOME TAXES	(8,339,044)	(361)			(8,339,405)
Income tax provision	-	-			-
Income tax benefit	-	-			-
NET INCOME (LOSS) FROM CONTINUING OPERATIONS	(8,339,044)	(361)			(8,339,405)
Discontinued operations	-				-
Income tax benefit	-				-
NET INCOME (LOSS)	(8,339,044)	(361)			(8,339,405)

No adjustments.